EXHIBIT 99

FOR IMMEDIATE RELEASE

FOR:   QUIXOTE CORPORATION

CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Christine Mohrmann/Lindsay Hatton
	Joan R. Riley	Financial Dynamics
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION REPORTS FISCAL 2004 FIRST QUARTER RESULTS

•                  Record first quarter sales of $39.2 million

•                  Record first quarter operating profit of $4.1 million

•                  EPS of $0.27, in line with Company’s expectations

•                  International sales for the quarter increased 23% to $4 million

•                  Second quarter earnings guidance: $0.18 to $0.20 per diluted share

CHICAGO, IL, October 28, 2003 — Quixote Corporation (Nasdaq: QUIX) today reported results for its first quarter ended September 30, 2003.

Net sales for the first quarter were a record $39,184,000, compared with $24,629,000 in the first quarter of fiscal 2003.  Operating profit increased 41% to a record for the first quarter of $4,109,000, compared with $2,910,000 in the first quarter of fiscal 2003.  Net earnings for the first quarter of fiscal 2004 were $2,321,000, or $0.27 per diluted share, compared with $1,779,000, or $0.22 per diluted share, in the same period last year.

Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, “We are pleased to report record first quarter sales with revenues increasing 59% over the first quarter of the prior year.  This increase was largely due to increased sales in our Inform Group which included a $12.7 million revenue contribution from our newest acquisition, U.S. Traffic Corporation.  Inform Group sales also increased 21% organically, reflecting top-line growth across all major product lines.  The Protect and Direct Group had record first quarter sales, an increase of 3% over last year’s first quarter, primarily as a result of particularly strong sales of our truck-mounted attenuator and Triton Barrier® products.  We continue to see excellent growth in international sales, which increased 23% over the first quarter of fiscal 2003, mainly driven by strong demand for our Triton Barrier® products in Australia.”

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Mr. Jezuit continued, “We still maintain a cautious outlook for the second quarter of fiscal 2004 based primarily on factors that continue to impact the transportation safety industry as a whole.  Most notably, passage of a new federal highway funding bill has been delayed and state budgetary issues continue.  The current highway bill has been extended through February of 2004 and we believe some of our customers may delay their orders until the new bill is passed.  As of September 30, 2003, we had total backlog of $22.5 million, $10.7 million of which is related to the acquisition of U.S. Traffic.  On an organic basis, backlog is $900,000 lower than the same period last year.  Taken together, these factors have caused us to temper our expectations for the near term.  As a result, we expect earnings for the second quarter to be in the range of $0.18 to $0.20 per diluted share.”

Mr. Jezuit concluded, “Although there are some factors that are adversely affecting our near-term expectations, we are encouraged by recent bipartisan discussions supporting the passage of a new six-year highway funding bill when the current extension bill expires next spring.   In addition, we continue to believe that the long-term market need for our transportation safety products remains unchanged and will enable Quixote to achieve its financial growth targets as a leader in the transportation safety industry.”

Quixote Corporation will be hosting a telephone conference call at 10 a.m. EST today, October 28, 2003, to further discuss its quarterly results and corporate developments.  This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company’s homepage.

Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiary, Quixote Transportation Safety, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, mobile and permanent variable electronic message signs, flexible post delineators and other highway safety products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Form 10-K for its fiscal year  ended June 30, 2003, under the caption “Forward-Looking Statements” in Management’s Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company’s public filings with the Securities and Exchange Commission, news releases and other communications.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Quixote Corporation
Earnings Summary

	Three Months Ended September 30,
	2003	2002

Net sales	$39,184,000	$24,629,000
Cost of sales	26,408,000	13,981,000

Gross profit	12,776,000	10,648,000

Operating expenses:
Selling & administrative	7,951,000	7,303,000
Research & development	716,000	435,000
	8,667,000	7,738,000

Operating profit	4,109,000	2,910,000

Other income (expense):
Interest income	15,000	25,000
Interest expense	(498,000)	(240,000)
	(483,000)	(215,000)

Earnings before income taxes	3,626,000	2,695,000
Provisions for income taxes	1,305,000	916,000

Net earnings	$2,321,000	$1,779,000

Basic earnings per share:
Net earnings	$0.28	$0.23
Weighted average common shares outstanding	8,366,336	7,799,007

Diluted earnings per share:
Net earnings	$0.27	$0.22
Weighted average common shares outstanding	8,679,678	8,018,482

Quixote Corporation
Balance Sheet

	As of September 30, 2003	As of June 30, 2003
Assets
Current assets
Cash and cash equivalents	$1,169,000	$3,753,000
Accounts receivable, net	34,799,000	36,835,000
Inventories	22,143,000	22,967,000
Other current assets	4,758,000	3,533,000
	62,869,000	67,088,000

Net property, plant and equipment	25,662,000	26,237,000
Intangible assets and other, net	57,077,000	57,500,000
Total assets	$145,608,000	$150,825,000

Liabilities and Shareholders’ Equity
Current liabilities	$21,039,000	$30,999,000
Long-term debt, net	41,493,000	39,789,000
Other long-term liabilities	4,427,000	4,482,000
Shareholders’ equity	78,649,000	75,555,000
Total liabilities and shareholders’ equity	$145,608,000	$150,825,000

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